Exhibit 99.1

Filed by: ThermoGenesis Corp.
Pursuant to Rule 425 under the Securities Act of 1933
Subject Company: ThermoGenesis Corp.
Commission File No.: 000-16375

TOTIPOTENTRX AND THERMOGENESIS TO PRESENT CLINICAL DATA
AT THE AABB CONFERENCE

Presentation on AMIRST Acute Myocardial Infarction Study and Pediatric Allogeneic Mismatched Bone Marrow Transplant Program

Rancho Cordova and Los Angeles, CA October 10, 2013 – TotipotentRX Corporation and ThermoGenesis Corp. (Nasdaq: KOOL) today announced two upcoming presentations at a pre-conference symposium of the American Association of Blood Banks Annual Meeting in Denver, CO on Sunday, October 13th at 1:30 pm (MDT). The first presentation will be initial results data from TotipotentRX’s 24 month case study (Pilot Safety Trial) using its stem cell combination product AMIRST therapy in patients with acute myocardial infarction. The second presentation will be given on the post-transplant survival and engraftment rates of pediatric patients receiving mismatched (allogeneic) bone marrow transplants processed with the ThermoGenesis MXP® MarrowXpress® stem cell processing technology. The presentations will be given by Kenneth Harris, Study Director and CEO of TotipotentRX.

In July 2013, ThermoGenesis and TotipotentRX entered into a definitive merger agreement to form Cesca Therapeutics, and ThermoGenesis is planning to file its Registration Statement on Form S-4 within three to four weeks.  Upon approval by shareholders of both companies and meeting other conditions, Cesca Therapeutics will be a leading autologous cell therapeutics company, having three lead therapy candidates in Phase I/II and II/III stages in cardiovascular and orthopedic diseases.

About ThermoGenesis Corp.

ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood and bone marrow processing systems and companion disposable products that enable the separation, processing and preservation of cell and tissue therapy products. These include:

•	The BioArchive® System, an automated cryogenic device, used by cord blood stem cell banks in more than 30 countries for cryopreserving and archiving cord blood stem cell units for transplant.

•
AXP® AutoXpress® Platform (AXP), a proprietary family of automated devices that includes the AXP and the MXP® MarrowXpress® and companion sterile blood processing disposables for harvesting stem cells in closed systems. The AXP device is used for the processing of cord blood. The MXP is used for the preparation of cell concentrates, including stem cells from bone marrow aspirates in the laboratory setting.

•	The Res-QTM 60 (Res-Q), a point-of-care system designed for the preparation of cell concentrates, including stem cells, from bone marrow aspirates and whole blood for platelet rich plasma (PRP).

Contact:
ThermoGenesis Corp. Investor Relations
+1-916-858-5107, or
ir@thermogenesis.com
http://www.thermogenesis.com

Non-Solicitation

This press release and the information contained herein shall not constitute an offer to sell, buy or exchange or the solicitation of an offer to sell, buy or exchange any securities, nor shall there be any sale, purchase or exchange of securities in any jurisdiction in which such offer, solicitation, sale, purchase or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information

In connection with the merger, ThermoGenesis intends to file a registration statement (including a prospectus) on Form S-4 with the Securities and Exchange Commission.  Holders of ThermoGenesis common stock and TotipotentRX Corporation common stock are urged to read the proxy statement/prospectus/consent solicitation and any other relevant documents when filed because they contain important information about ThermoGenesis, TotipotentRX and the merger.  A proxy statement will be sent to holders of ThermoGenesis common stock and a prospectus/consent solicitation will be sent to holders of TotipotentRX Corporation common stock.  When filed, the proxy statement/prospectus/consent solicitation and other documents relating to the proposed merger can be obtained free of charge from the SEC’s website at www.sec.gov.  These documents can also be obtained free of charge from ThermoGenesis upon written request to ThermoGenesis, Investor Relations, 2711 Citrus Road Rancho Cordova, CA 95742.  ThermoGenesis and its directors and executive officers may be deemed to be participants in ThermoGenesis’ solicitation of proxies from its shareholders in connection with the proposed merger. Information regarding the participants and their security holdings can be found in ThermoGenesis’ most recent proxy statement filed with the SEC, which are available from the SEC, and the proxy statement/prospectus/consent solicitation when it is filed with the SEC.